EXHIBIT 99.1

Filed by Wintrust Financial Corporation
(Commission File No. 0-21923)
pursuant to Rule 425 under the
Securities Act of 1933, as amended

Subject Company: Antioch Holding Company

On January 18, 2005, Wintrust Financial Corporation issued the following press release:

Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045

FOR IMMEDIATE RELEASE
January 18, 2005

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President/CEO — Wintrust Financial Corporation, (847) 615-4096
David A. Dykstra, Senior EVP/COO — Wintrust Financial Corporation, (847) 615-4096
Randolph S. Miles, President — Antioch Holding Company, (847) 395-2700
Wintrust Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION ANNOUNCES CLOSING OF THE
ACQUISITION OF THE STATE BANK OF THE LAKES

     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) today announced the completion of its previously announced acquisition of Antioch Holding Company (“Antioch”). Antioch is the parent company of State Bank of The Lakes that has locations in Antioch, Lindenhurst, Grayslake, Spring Grove and McHenry. State Bank of The Lakes had total assets of approximately $438 million as of December 31, 2004.

     “This transaction is a great fit for both companies,” stated Edward J. Wehmer, President and CEO of Wintrust. “State Bank of The Lakes is a well-respected family-owned community bank that will significantly expand Wintrust’s community banking network into northern Lake County and McHenry County, Illinois. State Bank of The Lakes is a significant player in its primary market in Antioch with over 50% of the deposit market share. State Bank of The Lakes shares our commitment to community banking and customer service. It has a terrific operating culture, solid growth and profit potential, and a dedicated board of directors and management team.”

     “We are excited about combining resources with Wintrust,” said Randy Miles, State Bank of The Lakes’ President. “Our dedicated staff and loyal customers have made State Bank of The Lakes the premier community bank in our market area.” Mr. Miles emphasized that by joining forces with Wintrust, State Bank of The Lakes’ customers will not only retain very high levels of customer service but will also gain access to a wider range of products and services through the strength Wintrust can offer. “It is with mixed emotions that our family has sold our bank but we clearly see benefits for our customers and employees and consider the Wintrust family the perfect fit to continue the rich tradition of community banking in Lake County that two generations of the Miles Family have fostered,” he said.

Terms of the Transaction

     Under the terms of the stock purchase agreement, Wintrust acquired all of Antioch’s issued and outstanding shares of common stock for an aggregate cash purchase price of approximately $95 million. Antioch had no outstanding stock options or other equity instruments that were convertible into common stock, and no other classes of stock. The consummation of the transaction is not expected to have a material impact on Wintrust’s 2005 earnings per share.

About Wintrust

     Wintrust is a financial holding company with assets of approximately $6 billion whose common stock is traded on the Nasdaq Stock Market (Nasdaq: WTFC). In addition to the Antioch acquisition, Wintrust operates twelve other community bank subsidiaries, each of which was founded as a de novo bank since December 1991, that are located in the Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services including broker-dealer, money management services, advisory services, and trust and estate services.

     Currently, Wintrust operates a total of 55 banking offices, including the five banking locations of the State Bank of The Lakes which Wintrust acquired today, and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors.

Forward-Looking Information

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the acquisition of Antioch Holding Company and integration of Antioch Holding Company with Wintrust, the combination of their businesses and projected revenue, as well as profitability and earnings outlook. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, unanticipated changes in interest rates that negatively impact growth, competition and the related origination of loan products, unforeseen delays in completing the transaction, slower than anticipated development and growth of Antioch Holding Company’s business or unanticipated business declines, unforeseen difficulties in integrating the acquisition or higher than expected operational costs, unforeseen changes in the banking industry, difficulties in adapting successfully to technological changes as needed to compete effectively in the marketplace, and the ability to attract and retain experienced key management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

Additional Information

     Wintrust will be filing a registration statement with the Securities and Exchange Commission in connection with its previously announced proposed acquisition of First Northwest Bancorp, Inc. The registration statement will include a proxy statement/prospectus that will be sent to the shareholders of First Northwest Bancorp, Inc. seeking their approval of the proposed transaction. Shareholders of First Northwest Bancorp, Inc. are advised to read the important information concerning the proposed transaction contained in the proxy statement/prospectus and other documents filed by Wintrust with the Securities and Exchange Commission when they become available. When filed, these documents can be obtained free of charge from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. or upon written request to Wintrust Financial Corporation, Attn: Investor Relations, 727 North Bank Lane, Lake Forest, Illinois 60045 or by calling (847) 615-4096, or upon written request to First Northwest Bancorp, Inc., Attn: President, 234 W. Northwest Highway, Arlington Heights, Illinois 60004 or by calling (847) 670-1000.

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